UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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April 7, 2006

To:	All active BellSouth Officers and Senior Managers Cingular Participants in SERP and Deferred Compensation All retired/inactive Participants in SERP and Deferred Compensation
I am writing to alleviate any concerns or anxiety that you may have with respect to your accrued BellSouth retirement benefits as a result of BellSouth’s proposed merger with AT&T.
If you are retired, you will continue to receive your pension benefits, and will continue to be entitled to your 401(k) balances, in accordance with the terms of those plans. If you are not yet retired, you will continue to be entitled to your vested, accrued pension benefits and accumulated 401(k) balances upon your retirement or other separation of employment from BellSouth or, after completion of the merger the surviving company, in accordance with the plans’ terms. Since the company’s pension and 401(k) plans and trusts are tax-qualified, the assets in those trusts are protected and set aside from the claims of all of the company’s creditors. Also, BellSouth’s pension trusts are well-funded.
Of course, following closing, all decisions regarding these retirement benefit plans will be made by AT&T. However, no future decisions can reduce your existing rights to payment of your vested and accrued pension benefits. After the merger, the benefits under the pension and 401(k) plans will continue to be protected from the claims of the company’s creditors. This protection will continue even if, over time, BellSouth’s pension and 401(k) plans are integrated into similar plans maintained by AT&T.
In addition to your pension and 401(k) benefits, you are probably wondering whether, as a result of the merger, there will be any changes in the status of benefits under BellSouth’s nonqualified supplemental pension plan (known as “SERP”) and the various nonqualified deferred compensation plans. These benefits represent binding obligations of BellSouth. Participants in these plans have the rights of a general, unsecured creditor of the company. Following BellSouth’s merger with AT&T, vested and accrued benefits under these plans will remain binding obligations of the successor company without change.
A number of years ago, BellSouth established several trusts (so called “rabbi” trusts) to secure these nonqualified benefits. The rabbi trusts are irrevocable, and their assets are maintained separate and apart from the company’s assets. The trusts are presently funded with assets valued at approximately $1.65 billion, which represents the approximate present value of the company’s obligations under these nonqualified benefit plans. The assets held in the rabbi trusts generally may not be used by the company for any purpose other than to pay plan benefits. However, as required by law, these assets remain subject to the claims of the company’s creditors upon insolvency or bankruptcy.

Accordingly, you and all of the participants in these benefit plans may feel comfortable that the benefits promised under these plans should be paid to you as you become eligible to receive payments under each individual plan’s terms.
If you have any questions, you may call the BellSouth Benefits Service Center at 800-528-1232.
Sincerely,
Dick Sibbernsen
Vice President, Human Resources
BellSouth Corporation
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.